Exhibit 99.1

Contact:
Ellen Corliss
 SVP, Investor Relations &
Corporate Communications
(919) 855-2112

Oxygen Biotherapeutics Reports First Quarter FY2013 Financial Results
-Conference Call and Webcast for Shareholders set for September 21st-

MORRISVILLE, NC, September 19, 2012 — Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT), a development stage biomedical company focused on developing intravenous and topical oxygen-carrier products, today announced results for the fiscal year (FY) 2013 first quarter ended July 31, 2012. The company also announced that management will host a conference call regarding these results on Friday, September 21, 2012 at 11:00 AM EDT. (see conference call access details below)

Company Highlights for the First Quarter
●	Completed GLP-validated bioanalytical method for detection of FtBu in models.
●	Completed studies to determine the pharmacokinetics of FtBu following intravenous delivery of Oxycyte in models.
●	Secured long-term clinical supply of GMP-grade Oxycyte® to be used in ongoing clinical trials.
●	Raised $2.5 million in second installment of Registered Direct Series A Convertible Preferred Stock financing.
●	Signed a research agreement with the U.S. Navy to study using Oxycyte to treat hemorrhagic shock.

“Due to our commitment to focus on our core programs, over the last five quarters we steadily moved closer to reaching our most important objectives.  We have advanced the important and required preclinical trial work that will address the FDA’s concerns about Oxycyte’s safety with the goal of having our NDA hold lifted. Important methods for the required pharmacokinetics analysis were completed, and now the PK analysis is underway. Early in the quarter, we secured our GMP-grade supply of Oxycyte and initiated the steps necessary to hire a new contract research organization to resume our Phase IIb trials by the end of this year.  As importantly, we lowered our monthly burn rate 38 percent by eliminating non-essential expenses and curtailing spending on non-core programs,” said President and Chief Financial Officer Michael Jebsen.

“We believe the above mentioned accomplishments are vitally important to the long-term success of this company.  In an effort to build value, our strategy for fiscal 2013 is to efficiently conduct our trials, advance the perfluorocarbon therapeutic modality, expand our intellectual property portfolio, and seek development partners or licensing agreements in our non-core areas. We plan to continue to identify and eliminate spending on non-core programs to ensure all of our resources are focused on executing this strategy and achieving our objectives.”

Financial Results
Oxygen Biotherapeutics reported a net loss of approximately $3.6 million, or $0.12 per share, for the three months ended July 31, 2012, compared to a net loss of approximately $2.9 million, or $0.12 per share for the same period in the prior fiscal year.

Product revenue for the quarter ended July 31, 2012 decreased to $11,458 compared to $59,477 in the same quarter in 2011 primarily due to the reduction in our internal sales force and termination of existing distribution agreements in the prior year.  During the three months ended July 31, 2011, we recorded $26,000 in revenue from sales to our distributor that did not recur in the current period.

Gross profit as a percent of revenue was 48% and 42% for the three months ended July 31, 2012 and 2011, respectively. The increase for the first quarter of fiscal year 2013 primarily was due to a greater proportion of total sales through retail regional sales versus wholesale and distributor channels as compared to the same period in the prior year.

Government and grant revenue for the three months ended July 31, 2012 was $266,549 compared to zero for the same period in the prior year.  We earn revenues for the direct costs of labor, travel and supplies as well as pass through costs of subcontracts with third-party contract research organizations for preclinical studies through a cost-reimbursement grant sponsored by the U.S. Army.

Marketing and sales expenses decreased to approximately $38,605 for the quarter ended July 31, 2012 compared to $229,333 for the same period in 2011. This 83% decrease was driven primarily by fewer costs incurred for compensation and direct advertising.  Other savings during this quarter were due to decreases in travel and marketing sample expenses as a result of our regional market focus and a reduction in overall headcount compared to the same quarter in the previous year.

General and Administrative (G&A) expenses decreased by $347,471 for the period ended July 31, 2012 compared to the comparable period in 2011.  For the period ended July 31, 2012, legal and professional fees decreased by $140,386; personnel costs decreased by $95,102; others costs such as travel, supplies and insurance decreased by $23,539; and facilities and depreciation and amortization costs decreased by $88,444; compared to the same period in the prior year. These decreases were offset by an increase in legal fees associated with the Tenor matter and fees associated with the second closing of the Series A Preferred Stock financial transaction. The decrease in consulting fees was primarily related to Board of Director recruiting fees in the prior period, and the decrease in investor relations costs was the result of terminating existing agreements with Swiss-based public relations firms and the decision to withdraw our listing from the SIX Swiss Exchange.

Research and development expenses were $637,272 during the period ended July 31, 2012 compared to $651,961 during the same period in 2011. The overall decrease was due primarily to a reduction in personnel costs, consulting fees, and facilities costs. However, clinical and preclinical development costs for the three months ended July 31, 2012 increased $130,000 compared to the same period in the prior year primarily due to increases of $218,000 and $50,000 in costs associated with the preclinical studies designed to respond to the existing clinical hold, and costs associated with our Phase IIb STOP TBI trials, respectively. These development costs were offset by decreases of $123,000 and $15,000 in development costs incurred for our products, Dermacyte® and Oxycyte®, respectively. Personnel and consulting fees were down $71,000 and $79,000 respectively for the three months ended July 31, 2012 compared to same quarter in the prior year.

For the quarter ended July 31, 2012 we recorded restructuring expenses of $47,476 as a result of our decision to close the Costa Mesa, CA facility. We expect to record an additional $175,000 in restructuring costs in the second quarter for the fair-value of severance and benefits related charges, relocation costs, and remaining lease liabilities.

As of July 31, 2012, the company had cash and cash equivalents totaling approximately $2.7 million.

Conference Call Dial-In, Webcast Information
Management will host a conference call on Friday, September 21 at 11:00 AM EDT.  To access the live teleconference, dial (866)761-0748 (U.S. and Canada), or (617) 614-2706 (international), and enter the passcode 89695133.  It will also be available via live webcast in the Investor section on our website www.oxybiomed.com. A replay of the webcast will be available on the Oxygen Biotherapeutics website or by phone for a limited time.  To access the replay by phone, call (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international) for a limited time. The passcode for the replay is 73191252.

Financial Tables Follow

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
BALANCE SHEETS

	July 31, 2012	April 30, 2012
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$2,691,130	$1,879,872
Accounts receivable	23,632	13,385
Government grant receivable	208,873	35,650
Inventory	114,137	83,370
Prepaid expenses	399,374	455,946
Other current assets	217,088	162,809
Total current assets	3,654,234	2,631,032
Property and equipment, net	282,297	293,606
Debt issuance costs, net	246,505	278,659
Intangible assets, net	881,317	872,971
Other assets	65,666	65,666
Total assets	$5,130,019	$4,141,934

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$835,100	$542,809
Accrued liabilities	1,105,885	1,273,837
Convertible preferred stock	2,036,667	1,247,266
Current portion of notes payable, net	21,223	62,958
Total current liabilities	3,998,875	3,126,870
Long-term portion of notes payable, net	1,769,443	1,361,110
Total liabilities	5,768,318	4,487,980

Commitments and contingencies; see Note 7.
Stockholders' deficit
Preferred stock, undesignated, authorized 9,992,500 shares; see Note 5.	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 31,066,462 and 29,417,718, respectively	3,107	2,942
Additional paid-in capital	110,573,420	107,279,296
Deficit accumulated during the development stage	(111,214,826)	(107,628,284)
Total stockholders’ deficit	(638,299)	(346,046)
Total liabilities and stockholders' deficit	$5,130,019	$4,141,934

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
STATEMENTS OF OPERATIONS

	Period from May 26, 1967 (Inception) to July 31, 2012	Three months ended July 31,
		2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Product revenue	$481,712	$11,458	$59,477
Cost of sales	315,379	5,911	34,604
Net product revenue	166,333	5,547	24,873
Government grant revenue	581,064	266,549	-
Total net revenue	747,397	272,096	24,873

Operating expenses
Selling, general, and administrative	48,171,857	1,262,790	1,800,989
Research and development	22,712,584	637,272	651,961
Restructuring expense	47,476	47,476	-
Loss on impairment of long-lived assets	363,691	-	-
Total operating expenses	71,295,608	1,947,538	2,452,950

Net operating loss	70,548,211	1,675,442	2,428,077

Interest expense	41,649,466	1,925,903	435,798
Loss on extinguishment of debt	250,097	-	-
Other expense (income)	(1,232,948)	(14,803)	5,433
Net loss	$111,214,826	$3,586,542	$2,869,308

Net loss per share, basic		$(0.12)	$(0.12)
Weighted average number of common shares outstanding, basic		30,187,202	23,395,565
Net loss per share, diluted		$(0.22)	$(0.33)
Weighted average number of common shares outstanding, diluted		32,362,093	24,143,997

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company’s control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current Form 10-Q filed on September 19, 2012, and our annual report on Form 10-K filed on July 24, 2012, as well as other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
###